AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

This Amendment, effective on the date set forth below, is entered into by and between Calvert Tax-Free Reserves and Calvert Investment Administrative Services, Inc.

WHEREAS, on January 3, 1984, Calvert Tax-Free Reserves and Calvert Administrative Services Company entered into an administrative services agreement (“Agreement”); and

WHEREAS, effective April 30, 2011, Calvert Administrative Services Company changed its name to “Calvert Investment Administrative Services, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreement is revised to reflect this name change of the administrator to “Calvert Investment Administrative Services, Inc.”

Date: March 14, 2012

Calvert Tax-Free Reserves

By:  /s/ William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Administrative Services, Inc.

By:  /s/ Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title:   Executive Vice President, Chief Financial

      and Administrative Officer